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                                                                    Exhibit 99.2
                                                                    ------------
                 Form of Non-Qualified Stock Option Agreement
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                             SYNBIOTICS CORPORATION

                      NON-QUALIFIED STOCK OPTION AGREEMENT

     THIS AGREEMENT, entered into as of the 7th day of March, 1998, is by and between ________________________ (the "Participant") and SYNBIOTICS CORPORATION, a California corporation (the "Company").

                                WITNESSETH THAT:

     WHEREAS, the Participant was previously granted a non-qualified stock option (the "Prisma Option") by Prisma Acquisition Corp. ("Prisma");

     WHEREAS, pursuant to the terms of a certain Agreement and Plan of Reorganization, dated February 27, 1998, Prisma was merged with and into the Company (the "Merger");

     WHEREAS, pursuant to the terms of the Merger the Company is obligated to issue an option in exchange for the Prisma Option;

     WHEREAS, the Board of Directors of the Company has authorized the issuance of certain options to acquire shares of the Company's Common Stock pursuant to the terms and conditions set forth herein; and

     WHEREAS, the grant of this option is intended to be an assumption of the Prisma Option;

     NOW, THEREFORE, in consideration of the mutual premises and covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant hereby agree as follows:

     1.   Terms of Award.  The following terms used in this Agreement shall have
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the meanings set forth in this Section 1:

          (a) The "Participant" is ________________, an individual residing at

     __________________________________________________________.

          (b) The "Grant Date" is March 7, 1998.

          (c) The number of "Covered Shares" shall be [_____] shares of Common Stock of the Company (the "Stock").

          (d) The "Initial Exercise Date" is the Grant Date.

          (e) The "Exercise Price" is $.0016 per share.

     2.   Award and Exercise Price.  The Participant is hereby granted an option
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(the "Option") to purchase the number of Covered Shares of Stock at the Exercise
Price per share as set forth in Section 1. The Option is not intended to qualify as an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

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     3.   Date of Exercise. The Option shall become exercisable according to the
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following schedule.

               Dates: The Option shall become exercisable with respect to the following percentage of the Covered Shares:

Immediately upon execution of this Agreement                        100%

     For purposes of this schedule, a year shall mean the 12-month period commencing on the Grant Date and each anniversary date thereafter.

     In the event that the Participant's relationship with the Company is terminated, whether voluntarily or involuntarily, prior to the date on which the Participant is fully vested, the Participant shall only have the right to exercise that portion of the Options that had vested prior to said date of termination. Exercisability under the schedule is cumulative, and after the Option becomes exercisable under the schedule with respect to any portion of the Covered Shares, it shall continue to be exercisable with respect to that portion of the Covered Shares until the "Expiration Date," as defined below. Notwithstanding any provision to the contrary set forth herein, the Option shall become immediately and fully exercisable with respect to all of the Covered Shares (e.g., 100% vested) in the event that (i) the Company shall dispose of, or agree to dispose of, all or substantially all of its assets as an entity and thereafter dissolve, (ii) consolidate with or merge into another corporation or permit one or more corporations to consolidate with or merge into it and pursuant to any such merger or consolidation the Company shall not be the resulting or surviving corporation, (iii) a "Change in Control," as defined below, of the Company occurs, or (iv) the Participant's employment relationship with the Company is terminated by the Company without cause. In any such event described in (i) or (ii) above, this Option shall terminate upon the consummation of such event, but the Company shall require the resulting company to issue an equivalent Option (with the same vesting and exercise rights as set forth herein) to the Participant. In the event of any merger or consolidation involving the Company and pursuant to which the Company shall be the resulting or surviving corporation, then the Options granted hereunder shall not be subject to full and immediate vesting nor to termination and replacement. For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred if more than fifty percent (50%) of the issued and outstanding shares of capital stock of the Company are transferred to a third party (other than the Company).

     4.   Expiration.
          ----------

     (a) The Option, to the extent not theretofore exercised, shall not be exercisable on or after the close of business on the "Expiration Date." Subject to the provisions set forth in Sections 4(b), 4(c) and 4(d) below, the term "Expiration Date" shall mean January 15, 2008.

     (b) In the event that the Participant's employment with the Company terminates by reason of the Participant's death and prior to the complete exercise of the vested portion of the Option granted to the Participant under this Agreement, any such unexercised options or portions thereof may not be exercised in whole or in part after ninety (90) days after the date of the Participant's death; provided, however, that in the event that on such 90th day the Covered Shares are not registered pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission (the "SEC"), then the unexercised options may be exercised in whole or in part within thirty (30) days after the date on which said registration statement is declared effective by the SEC. Notwithstanding the foregoing, the Option may not be exercised after the ten-year anniversary of the Grant Date. The Option may be exercised by the Participant's estate or by or on behalf of such person or persons to whom the Participant's rights pass under the Participant's will or the laws of decent and distribution.

     (c) In the event that the Participant is terminated without cause or becomes permanently and totally disabled (within the meaning of Section 22(e)(3) of the Code) while an employee of the Company and prior to the complete exercise of the vested portion of the Option granted to the Participant under this Agreement, any such unexercised options or any portion thereof may not be exercised in whole or in part after ninety (90) days following such termination without cause or the determination date of such permanent and total disability; provided, however, that in the event that on such 90th day the Covered Shares are not registered pursuant to a registration statement filed with and declared effective by the SEC, then the unexercised options may be

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exercised in whole or in part within thirty (30) days after the date on which said registration statement is declared effective by the SEC. Notwithstanding the foregoing, the Option may not be exercised after the ten-year anniversary of the Grant Date.

     (d) In the event that the Participant voluntarily resigns his employment with the Company, or in the event that the Participant's employment with the Company is terminated for cause, the Option shall immediately cease to be exercisable.

     5.   Method of Option Exercise.  The Option may be exercised in whole or in
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part by filing a written notice with the Secretary of the Company at its corporate headquarters prior to the Expiration Date. Such notice shall (a) specify the number of shares of Stock which the Participant elects to purchase, and (b) be accompanied by payment of the Exercise Price for such shares of Stock. Payment shall be by the delivery of cash or by check made payable to the Company.

     6.   Withholding.  All distributions under this Agreement are subject to
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withholding of all applicable taxes.  At the discretion of, and subject to such rules as may be established by the Board of Directors from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under this Agreement or otherwise.

     7.   Transferability.  The Option is not transferable other than as
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designated by the Participant by will or by the laws of descent and distribution, and during the Participant's life, may be exercised only by the Participant or by the Participant's guardian or legal representative.

     8.   Rights as a Shareholder.  The Participant shall have no rights as a
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shareholder of the Company with respect to the Covered Shares until the date of the issuance to him or her of a certificate of stock representing the Covered Shares.

     9.   Consideration.  As consideration for the grant of the Option set forth
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herein, the Participant hereby releases and forever discharges the Company, its officers, directors and shareholders, from and against any and all claims, liabilities, and obligations whatsoever, whether in law or at equity, and arising from any statement of facts from the beginning of time until the Grant Date; including, without limitation, any claim to be paid by the Company or Prisma for accrued but unused vacation, if any.

     10.  Survivability and Assignability.  This Agreement shall be binding
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upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. In the event of the Participant's death prior to exercise of this Option, the Option may be exercised by the estate of the Participant to the extent such exercise is otherwise permitted by this Agreement.

     11.  General Provisions.
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          (a)  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, agreements and understandings.

          (b) All payments, notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given at the earlier of (i) the time of actual delivery, (ii) on the third business day following the date deposited with the United States Postal Service, postage prepaid, certified with return receipt requested, (iii) the date of delivery via telefax communication, provided that a confirmation statement validates said delivery, or (iv) the next business day if sent by overnight mail, to the parties at the addresses set forth at the beginning of this Agreement, or at such other address as shall be given in writing by a party to the other parties.

          (c) If any term, covenant or condition of this Agreement is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby and each term, covenant and condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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          (d)  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Participant and the Company. Any amendment or waiver effected in accordance with this Section 11(d) shall be binding upon all parties to this Agreement.

          (e) If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to an award of its reasonable attorneys' fees, costs and disbursements in addition to any other relief to which such party may be entitled.

          (f) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (g) This Agreement is deemed to be entered into in, and shall be governed, construed and enforced in accordance with the internal laws of, the State of California, without giving effect to its conflicts of laws principles.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.


                                         _____________________, Participant


                                         SYNBIOTICS CORPORATION

                                         By:
                                            ----------------------------------
                                                Kenneth M. Cohen, President

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